Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in this Registration Statement ( Amendment No. 1 to Form S-3, No. 333-100754 ) and related Prospectus of Socket Communications, Inc. for the registration of 4,830,250 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 2002, with respect to the consolidated financial statements of Socket Communications, Inc. included in its amended Annual Report (Form 10-K/A) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
 January 3, 2003